                                  SCHEDULE 14A
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                           WESTMORELAND COAL COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

               THE WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE
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
PRELIMINARY APPRAISAL OF
WESTMORELAND COAL COMPANY'S INDEPENDENT POWER PROJECTS


===============================================================================

1.0 VALUATION . . . . . . . . . . . . . . . . . . . . . . . . .  . 2
2.0 OVERVIEW OF MARKET FOR POWER PROJECTS . . . . . . . . . . .  . 3
3.0 DISCOUNTED CASH FLOW APPRAISAL  . . . . . . . . . . . . . .  . 4
  3.1 SUMMARY OF PROJECTS   . . . . . . . . . . . . . . . . . .  . 5
  3.2 INITIAL SUPPLEMENTARY DATA ON PROJECTS  . . . . . . . . .  . 6
  3.3 PRO FORMA CASH FLOW FORECASTS   . . . . . . . . . . . . .  . 8
  3.4 VALUATION OF CASH FLOWS   . . . . . . . . . . . . . . . .  . 9
4.0 COMPARABLE SALES AND PRICING RATIO APPRAISALS . . . . . . .   11
  4.1 COMPARABLE SALES  . . . . . . . . . . . . . . . . . . . .   12
  4.2 $/KW  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  4.3 P/EBITDA AND P/PTNCF  . . . . . . . . . . . . . . . . . .   14
  4.4 P/E   . . . . . . . . . . . . . . . . . . . . . . . . . .   15
APPENDIX :  ASSUMPTIONS AND LIMITING CONDITIONS . . . . . . . .   16



Prepared by:

Bodington & Company, Member: NASD, SIPC
50 California Street, Suite #630
San Francisco, CA  94111

April 26, 1999

1.0 VALUATION
===============================================================================


Bodington & Company (B&Co) was retained by the Committee to Enhance Share Value to appraise the value of the independent power projects owned by Westmoreland Energy, Inc. (WEI). B&Co has in depth experience with more than 125 power projects in the U.S. and is active in advising buyers and sellers of projects like those owned by WEI. This memorandum presents our preliminary data, analysis, and conclusions. In addition, B&Co will refine and supplement this memorandum if and as additional evaluations are completed.

Discounted cash flow (DCF) is the most reliable method of valuation, and several other methods are employed to check, support, and provide additional perspectives on our results. The valuation methods employed to appraise WEI are:

- $/kW, based on WEI's sale of Rensselear, Ft. Drum, and B&Co's data on over 200 other transactions.

- P/EBITDA, the ratio of stock price to operating income for nine publicly traded IPP companies.

- P/E, the ratio of stock price to net income for nine publicly traded IPP companies.

- DCF-PTNCF, the present value of forecasted pre-tax net cash flow for WEI.

- DCF-ATNCF, the present value of forecasted after-tax net cash flow for WEI.

Briefly, our findings are summarized in the chart below.(1) Each method yields a range of value. The solid point represents the average and the lines on either side represent reasonable upper and lower bounds based on different assumptions about the possible ratios, discount rates, and other factors that affect the value of WEI. The arrow is drawn to B&Co's preliminary opinion concerning the value of WEI's projects.


               [VALUE OF WEI'S INDEPENDENT POWER PROJECTS CHART]


THESE FINDINGS ARE PRELIMINARY AND SUBJECT TO THE ASSUMPTIONS, DISCLOSURES, AND LIMITING CONDITIONS SET FORTH AT THE END OF THIS MEMORANDUM.





----------------------------------

(1) Results in the chart DO NOT include the net proceeds to WEI of the sale of the Rensselaer power contract to Niagara Mohawk Power. They DO include an estimate of the after-tax proceeds from the subsequent sale of the project.

2.0 OVERVIEW OF MARKET FOR POWER PROJECTS
===============================================================================


B&Co characterizes the current market for power projects as a seller's market. Valuations are high and B&Co has obtained multiple offers for even troubled projects. High quality projects bring 5 to 10 competitive offers. The reasons for the current sellers market include:

- There are many buyers. Publicly owned independent power companies have aggressive growth plans. Many utilities have sold their own generation and are reinvesting the proceeds in newer, more efficient power projects. Newer IPPs, such as WEI's facilities, are 20% to 50% more efficient than older utility-owned power projects.

- The supply of IPPs with power contracts is limited. Nearly all new projects have no power contract and these new projects are exposed to the risks of deregulating and volatile markets. WEI's projects have power contracts with either Public Service of Colorado or Virginia Power.

- Many buyers are public companies involved in early-stage development of projects that will take several years to place in service. Acquiring operating projects provides these companies with current earnings to support their stock prices. All of WEI's projects are profitable and provide current earnings and cash flow.

- Utilities are showing interest in buying out power contracts, and the remaining projects still have value. WEI received net proceeds of over $65 MM for the sale to Niagara Mohawk of its approximately 42 MW net interest in Rensselaer and Ft. Drum. Virginia Power has bought out power contracts, and it may be interested in buying out WEI's net interest of 178 MW in Alta Vista, Hopewell, Rova I and II, and Southampton. Public Service of Colorado has also bought out contracts, and it may be interested in buying out WEI's net interest of 13 MW in Ft. Lupton. B&Co. has not contacted either Virginia Power or Public Service of Colorado.

- Generation is in demand. Load is growing, and many older facilities are nearing the ends of their economic lives. New projects are difficult to permit, develop, and construct. Existing projects, such as those owned by WEI, are already operating.

3.0 DISCOUNTED CASH FLOW APPRAISAL
===============================================================================


This section presents an initial discounted cash flow appraisal of WEI's independent power projects. Four elements of this analysis are addressed.

-   Summary of Projects
-   Initial supplementary data on each project
-   Cash flow forecasts
-   Present value analysis

3.1 Summary of Projects
===============================================================================

SUMMARY OF WEI'S POWER PROJECTS

=========================================================================================================

                             Net Equity
                             ---------------------
                      MW         %         MW            Technology / Fuel       PPA Utility          COD
Rensselaer                81        50.00      40.50     CCCT                    NiMo MRA           Apr-94
Ft. Drum                  55         1.25       0.69     FB Coal & Wood          NiMo buy out       Jul-94

Alta Vista                70        30.00      21.00     Stoker Coal             Virginia Power     Feb-92
Hopewell                  70        30.00      21.00     Stoker Coal             Virginia Power     Jun-92
Ft. Lupton               290         4.49      13.02     CCCT                    PS Colorado        Jul-94
Roanoke Valley I         180        50.00      90.00     Pulverized Coal         Virginia Power     May-94
Roanoke Valley II         50        50.00      25.00     Pulverized Coal         Virginia Power        ?
Southampton               70        30.00      21.00     Stoker Coal             Virginia Power     Mar-92
Subtotal                 730                  191.02

Total                    866                  232.21

=========================================================================================================

COD: Commercial Operation Date


SELECTED FINANCIAL DATA, $K

=======================================================================

                              Average     1998      1997       1996
INCOME STATEMENT

Revenues                                   64,465    17,770     15,335
Oper. Income                               61,805    17,770     13,569
Depr. & Amort.                                (39)      (96)      (100)
Interest Expense                              (70)     (113)       (91)
Interest Income                             1,917       551        438

BALANCE SHEET

Assets                                    124,617    70,546     53,276
WEI share of book equity                   63,156    53,803

DISTRIBUTIONS

Cash                                       46,400    15,000     13,000

=======================================================================

3.2 Initial Supplementary Data on Projects
===============================================================================

Initial notes concerning the unique circumstances surrounding particular projects appear below.(2) These notes may be followed by an evaluation of each project's market, participants, facilities, operations, agreements, and financial performance as the necessary data become available.


Alta Vista       A QF.
                 LG&E is a 50% owner and may have a right of first refusal.
                 VP may also have some right of first refusal.
                 Capacity payments fall from $28.43 to $12.89 /kWmo beginning March 2007.

Hopewell         A QF.
                 LG&E is a 50% owner and may have a right of first refusal. VP may also have some right of first refusal.
                 Capacity payments fall from $28.43 to $12.89 /kWmo beginning March 2007.

Ft. Drum The PPA was bought out by NiMo, and there is still a contract to provide hot water to the U.S. Army. There may be litigation between the project and the Army concerning the terms of the hot water contract.

Ft. Lupton       A QF.
                 LG&E is a 50% owner and may have a right of first refusal.
                 WEI is not actually an owner, but has the right to certain cash flow.
                 WEI has no management role.
                 Cash flow is $500 K per year, plus small escalation

Rensselaer       A QF.
                 LG&E is a 50% owner.
                 Bought out under NiMo's MRA.(3)
                 Operate with 10 year contract at market rates.
                 Project sold.

ROVA             Roanoke Valley I
                 An EWG.
                 Capacity payments fall from $23.24 to $6.00 /kWmo after the 15th year of operation.

                 Roanoke Valley II
                 A QF.
                 Capacity payments fall from 4.9c/kWh to 3.0c/kWh after the 15th year of ops.

                 Both projects:
                 The two projects are finance together.
                 LG&E is a 50% owner and may have a right of first refusal. VP may have some form of right of first refusal.





----------------------------------

(2) The data below are based on WCC's filings with the SEC, information provided by Mr. Matthew Sakurada, and other sources.

(3) See discussion of comparable sales for more information on the buy out.

                  VP has withheld $14.8 MM concerning a dispute about payments for forced outages during May 1994 through December 1998. Virginia Supreme Court found in ROVA's favor on December 2, 1998 and ordered VP to pay the amount due plus interest for a total of $19.4 MM. WEI's potential share of this amount is assumed to be 50%, or approximately $9.7 MM. VP has appealed and posted the necessary bond.

Southampton       A QF.
                  LG&E is a 50% owner and may have a right of first refusal.
                  VA may also have some right of first refusal.
                  Capacity payments fall from $28.43 to $12.89 beginning March
                  2007.
                  Pursuant to litigation now settled with VP, capacity payments are also reduced between $1,00 MM and $500 K annually.
                  Under the settlement with VP, VP may terminate the PPA in 2008.
                  Litigation between partners in the project will have uncertain results.

Management
Services          WEI performs management services for several projects.
                  Related revenues were $510, $531, and $499 K for 1998 through 1996.
                  These revenues, net of expenses are recorded as other income.


NOL Etc. WCC, from various sources, has deferred tax liabilities of approximately $13 MM and investment tax credit carryforwards of approximately $2.6 MM. Accordingly, tax liabilities estimated by B&Co in some cases assuming a 40% tax rate may overstate actual tax obligations.

3.3 Pro Forma Cash Flow Forecasts
===============================================================================


B&Co prepared several Excel models reflecting cash flow forecasts for each of WEI's operating power projects. The actual cash flow statements will be included in a final version of this memorandum.



Project Models            For each project, a model creates a forecast of:
                          - Power sales
                          - Revenues
                          - Fuel costs
                          - Non-fuel operating costs
                          - Indirect operating costs
                          - EBITDA
                          - Debt service
                          - Pre tax net cash flow
                          - Income taxes
                          - After tax net cash flow

Consolidated
Model A final model adds the cash flows from each of the models above. In addition, this model includes net income from the management services WEI provides to several of the Projects.

3.4 Valuation of Cash Flows
===============================================================================

Forecasts of cash flows were discussed above. Here, the value of those cash flows is appraised.

[Chart will follow at a later date.]

The present value of after-tax net cash flow shown above is between $73 MM and $80 MM. This range may be low for several reasons, and one of these is that a buyer may step up its tax basis. The range above is based on WEI's basis, not the basis of a buyer. A preliminary estimate of the incremental value associated with a buyer being able to step up its basis is a present value of approximately $15 MM.

4.0 COMPARABLE SALES AND PRICING RATIO APPRAISALS
===============================================================================


Other methods of valuing and checking the value of a power project include comparable sales such as WEI's interest in he Rensselaer project, and pricing ratios such as $/kW, P/EBITDA, P/PTNCF, and P/E.


Comparable Sales          B&Co has maintained a log of 200 power project
                          transactions since 1990. B&Co reviewed this log for transactions involving projects similar to those owned by WEI.


Pricing Ratios            Four ratios were employed:
                          - $/kW of project capacity.
                          - P/EBITDA, or price divided by operating cash flow.
                          - P/PTNCF, or price divided by pre-tax cash flow.
                          - P/E, or price divided by net income.
                          Data for the valuation ratios are based on:
                          - B&Co's deal log.
                          - Data on the following publicly-traded independent
                            power companies:
                                                   AES
                                                   Besicorp
                                                   CalEnergy
                                                   Calpine
                                                   Destec
                                                   Kenetech
                                                   O'Brien
                                                   Sithe
                                                   Trigen

4.1 Comparable Sales
===============================================================================

Few power projects so similar that the value received for one is an accurate guide to the value of another. Accordingly, even sales are compared on a
pricing ratio basis.   A few projects that may be comparable are noted below,
and then pricing ratios are addressed in the next section.


Rensselaer                Rensselaer's PPA was sold back to NiMo under NiMo's
                          Master Restructuring Agreement. Gross proceeds to the partnership owning the project were $157 MM, and the net proceeds to WEI before income taxes were approximately $30 MM.(4) Further, the partnership retained ownership of the project, has a 10 year market-based transition power supply contract with NiMo, and is in the process of selling its assets.
                          Based on the value received from NiMo:
                          - 157 / 81 = 1,940 $/kW gross sale proceeds.
                          - 30 / 40.5 = 740 $/kW net proceeds to WEI.

                          While Rensselaer is a gas-fired CCCT like Ft. Lupton, it is not closely comparable to Ft. Lupton in part because the latter has a different PPA with PS Colorado. WEI's other projects also have PPAs with different utilities and are coal fired.


Other B&Co has maintained a deal log since 1990 that is a device for tracking sales of power projects in the U.S. For this engagement, B&Co reviewed that log and found no transactions that have characteristics comparable to WEI's projects. However, the deal log data are employed in the pricing ratio analysis described in the next section.





----------------------------------

(4) WCC 1998 10K.

4.2 $/kW
===============================================================================


B&Co has maintained a deal log since 1990 and calculates $/kW prices. The range for the value of a project's equity is zero to over $3000 /kW, and the average is approximately $600/kW. Data for both QF and utility sales appear below, because no public data are available on the values of coal-fired QFs. A low-range coal estimate is made due to the decrease in capacity prices in the PPAs with VP following the 15th year of operations.

VALUATION BASED ON $/KW, $MM

================================================================================================================

                                     QFs
                                     -----------------------------------------
                                       WEI's              B&Co Deal Log Data    Utility Coal
                                                          --------------------  --------------------------------
                         Average     Rensselaer Besicorp   Average  25% Level      GPU      NYSE&G      O&R
Equity Sales Value, $/kW

   Value                                  1580.0     1069.3     600.0     400.0       955.4      667.1     270.3
   Transaction                             NiMo       NiMo     Various   Various      Edison      AES     Southern
   Fuel (s)                                 Gas       Gas      Various   Various       Coal      Coal       Coal

WEI Capacity, MW in ops.

   Coal                                    178.0      178.0     178.0     178.0        178.0     178.0      178.0
   CCCT                                     13.0       13.0      13.0      13.0         13.0      13.0       13.0
   Total                                   191.0      191.0     191.0     191.0        191.0     191.0      191.0

Implied Value, $MM
Average

   Coal                        103.0                            106.8      71.2        170.1     118.8       48.1
   CCCT                         14.1        20.6       13.9       7.8
   TOTAL                       117.1
At low-range coal value

   Coal                         59.7                                       71.2                              48.1
   CCCT                         14.1        20.6       13.9       7.8
   TOTAL                        73.8

================================================================================================================

Other The figures above exclude the $33 MM net proceeds from the sale of Rensselaer. Assuming a 40% tax rate, the estimates above should be increased by approximately $20 MM.

4.3 P/EBITDA and P/PTNCF
================================================================================


B&Co evaluated the P/EBITDA ratios for publicly traded IPPs for 1990 through 1998. Ratios under 3.0 and over 10.0 have occurred. While the variance is large, after adjusting for extraordinary events, the average ratio is in the range of 5.0 to 6.5. For WEI, cash distributions are the measure of both EBITDA and PTNCF.

VALUATION BASED ON P/EBITDA, $MM

================================================================================

                                   Average     1998      1997       1996
EBITDA, 1998 10K Report

   Cash Distributions                          46.4
   Adjustment for Rensselaer                  (30.0)

   Net                                         16.4      15.0       13.0

Implied Value

   @ 5.0 X                                     82.0      75.0       64.9
   @ 6.5 X                                    106.6      97.4       84.3
   Average, all data                73.9

Implied Value, plus VA Order Allowance

   @ 5.0 X                                     90.0      83.0       72.9
   @ 6.5 X                                    117.1     108.0       94.8
   Average, all data                91.4 avg, plus 9.5 due under VA Order

================================================================================

Other The figures above exclude the $33 MM net proceeds from the sale of Rensselaer. Assuming a 40% tax rate, the estimates above should be increased by approximately $20 MM.

4.4 P/E
===============================================================================

Like the P/EBITDA ratio above, B&Co evaluated the P/E ratios for publicly traded IPPs for 1990 through 1998. Ratios under 10.0 and over 30.0 have occurred. Like the other two ratios, the variance is large. After adjusting for extraordinary events, the average ratio is in the range of 16 to 20. Further, the lower end of the range for companies, such as WEI, with potentially flat earnings is approximately 10.

WCC's 10K reports income from WEI on an equity in earnings basis, and its book-basis income tax rate is approximately 53%.(5) Further, results for 1998 are skewed by the income associated with the Rensselaer buy out and little information on the tax treatment of this payment.

VALUATION BASED ON ESTIMATE OF P/E, $MM

=======================================================================

                                  Average     1998      1997       1996
Net Income, 1998 10K Report

   Operating Income                            61.5      17.7       15.3
   Assume 50% tax                              -         (8.9)      (7.7)
   Net Income                                  -          8.9        7.7

Implied Value

   @ 16.0 X                        132.0                141.6      122.4
   @ 10.0 X                         82.5                 88.5       76.5

=======================================================================

Other The figures above exclude the $33 MM net proceeds from the sale of Rensselaer. Assuming a 40% tax rate, the estimates above should be increased by approximately $20 MM.





----------------------------------

(5) Income before taxes of 7115 and taxes of 3787 for 1998.

APPENDIX :  ASSUMPTIONS AND LIMITING CONDITIONS
===============================================================================


The best measure of value is the price at which a facility actually sells in an all-cash transaction following a thorough due diligence technical, financial, and legal review. Such a review is beyond the scope of this evaluation. Accordingly, this evaluation is based on several assumptions and subject to several limiting conditions.

- Information pertaining to this evaluation was subjected to tests of reasonableness and is believed to be accurate. However, B&Co expressly disclaims liability for all representations and omissions.

- No site visits were conducted. Without further evaluation, the absence of technical problems and compliance with all regulatory authorizations cannot be assured.

- B&Co has had no access to recent or current confidential WEI data on the Projects. A final opinion of value would be based on review of documents and information to which B&Co has not had access.

- This evaluation intends no opinion on matters which require legal or other special expertise, investigation, or knowledge beyond that employed.

- No title investigation has been conducted. This evaluation assumes all title(s) and rights are free and clear and marketable.

- Markets and values change. B&Co assumes no responsibility for changes in market conditions or the ability of the owner to locate a purchaser at the estimated value of the project.

- B&Co has no financial interest in the project evaluated, and the fee for this engagement is not contingent on the findings of this evaluation.

- This evaluation was conducted by Mr. Bodington, and his professional qualifications and related experience are available upon request. In sum, he has 18 years experience in the independent power industry, has been involved in over 100 power projects with a combined value exceeding $6 billion, and is a Registered General Securities Principal and member of the National Association of Securities Dealers (NASD). Mr. Bodington was assisted by Ms. Stella Perone. Ms. Perone has 15 years experience in the business and finance aspects of the electric power industry.